Exhibit 99.1

BlastGard International Reports Second Quarter 2009 Results

BlastGard International Reports

Second Quarter 2009 Results

CLEARWATER FL, August 14, 2009 - BlastGard International (OTCBB; BLGA) reported financial results for the quarter ended June 30, 2009.

Revenues for the second quarter were $707 compared to $8,324 reported in the second quarter of 2008. For the second quarter of 2009, BlastGard International reported a net loss of $194,577 or $(0.00) per share based on the weighted average of 46,765,900 shares outstanding compared to a net loss of $387,717 or $(0.01) per share reported in the second quarter of 2008 based on the weighted average shares outstanding of 40,013,544. Our ability to continue as a going concern requires the immediate raise of capital from the sale of capital stock, debt borrowings and/or immediate revenues from operations. We can provide no assurances that we will be able to raise capital from the sale of our capital stock or borrow money on terms satisfactory to us, if at all, or obtain sufficient cash flow from operations to remain a going concern.

About BlastGard International, Inc.

BlastGard International, Inc. creates designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology is being used to create new, finished products or to retrofit to existing products. BlastWrap® is a market leading product from which blast protection solutions are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

``Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:

BlastGard International, Inc.

Michael J. Gordon

(727) 592-9400